Exhibit 10.14

BMI Capital International LLC
[redacted]

Private & Confidential

February 14, 2024

Dr Kannan Vishwanatth - Managing Director
Dr Ashleys Limited
[redacted]

Dr Kannan Vishwanatth

This letter is to confirm that **Dr Ashleys Limited.,** together with its affiliates, subsidiaries, successors, and assigns (collectively**, "CLIENT"),** hereby agrees (the "Agreement") to engage **BMI Capital International LLC,** a Broker-Dealer and advisory firm member FINRA & SIPC **("BMI")** to act as lead advisor and an exclusive placement agent to perform certain financial advisory and fundraising services as defined below on the following terms and conditions:

1. **Financial Services.** BMI will use its commercially reasonable efforts to assist the Client, on an exclusive basis, to raise capital in a private placement in private investment ("Financing") in connection with Merger and Acquisition transactions ("M&A") and any other capital need. Suppose additional services in furtherance of any Financing ("Services") are required to be performed by third parties. In that case, BMI shall select such third parties, which must be a provider registered under FINRA. And shall engage such third parties as a sub-contractor pursuant to an appropriate agreement with BMI, with BMI serving as lead advisor on the Financing.

2. **IPO Preparation.** BMI will act as lead advisor preparing the client to an Initial Public Offering (" IPO")

2.1 Strategic Advisory: BMI will provide strategic advice on the optimal timing and structure of the IPO. This includes advising on the appropriate valuation range, selection of underwriters, and the overall IPO strategy.

2.2 Preparation of Offering Documents: BMI will assist in the preparation of necessary offering documents, including the registration statement, prospectus, and other required Securities and Exchange Commission (SEC) filings.

2.3 Due Diligence: BMI will coordinate and manage the due diligence process. This includes working with legal, accounting, and other professional service providers to ensure all necessary due diligence is completed accurately and on time. Please note that BMI's role is limited to assisting in the preparation of materials and does not extend to conducting the due diligence itself."

2.4 Roadshow Management: BMI will assist in the planning and execution of a successful roadshow to generate investor interest. This includes advising on the presentation, identifying potential investors, and coordinating logistics.

2.5 Post-IPO Support: After the IPO, BMI will continue to provide strategic advice to maximize shareholder value. This includes advising on investor relations, corporate governance, and ongoing SEC reporting requirements.

3. **Fees for Financing**.

3.1 In regard to Private Placement: BMI shall be entitled to receive, and CLIENT shall pay BMI, a Contingent Cash Fee in connection with each Financing. The Contingent Cash Fee shall be calculated as a percentage of each Financing, and shall be paid by CLIENT to BMI simultaneously upon Closing of each Financing or part thereof. The Contingent Cash Fee for each Financing shall consist of two parts: (i) 7% (seven percent) of all gross proceeds of any Equity Financing received by CLIENT at Closing, and (ii) 3% (three percent) of any debts financing received by CLIENT at Closing.

3.2 In Regard to Merger and Acquisition transaction (“M&A”) including but not limited to the merger with a SPAC. The Contingent Cash Fee shall be calculated as a percentage of each Financing, and shall be paid by CLIENT to BMI simultaneously upon Closing of each Financing or part thereof. The Contingent Cash Fee for each Financing shall consist of two parts: (i) 5% (five percent) of all gross proceeds of any Equity Financing received by CLIENT at Closing, and (ii) 1% (one percent) of the company Enterprise Value (EV)

at the closing of the transaction which will be consider the first day of trading on any exchange. The Contingent Cash Fee may be paid in cash or publicly traded stock of the CLIENT shares with a value of the share at the day of the payment, as determined by CLIENT in its sole discretion.

3.3 Fee Structure for IPO Services

Fee Calculation: The fee for the IPO services provided by BMI will be calculated as 1% of the Enterprise Value (EV) of the company as priced for the IPO. The Enterprise Value will be determined based on the final IPO pricing.

Payment Structure: The payment of the fee will be divided into two equal parts. 50% of the fee will be paid in the form of company shares, and the remaining 50% will be paid in cash. The number of shares to be issued to BMI will be calculated based on the final IPO price.

Payment Timing: The cash portion of the fee will be due and payable upon the successful completion of the IPO. The shares will be issued to BMI concurrently with the closing of the IPO.

4. **Retainer**: one-time nonrefundable fee: **$62,000 (Sixty-Two Thousand US Dollar)**

5. **Fees Paid Upon Financing & Term.** For its Services outlined in this Agreement, CLIENT will pay BMI the Fee. The Term ("Term") of this Agreement shall begin on the date hereof and continue for a period of three years (3) years. Either party shall have the right to terminate this Agreement at any time upon ninety (90) days prior written notice thereof.

6. **Fees Paid for Additional Services.** At such time as CLIENT and BMI agree that BMI shall render Additional Services, the terms of such Additional Services and the fee to be paid therefore shall be mutually agreed to by the parties. This Agreement may be amended to reflect such Agreement on Additional Services.

7. **Exclusivity.** BMI shall have the exclusive right to represent CLIENT in connection with any debt or equity financing, including merchant banking services, and CLIENT agrees that during the Term and Tail Period, as defined below, it may not seek to close on a financing by itself or through another entity. BMI will also have the exclusive right to render any Additional Services to CLIENT during the Term.

8. **Expenses and Collection Costs.** CLIENT will reimburse BMI promptly upon request for any reasonable and documented expenses incurred by BMI on CLIENT's behalf under this Agreement, including but not limited to costs of out-of-pocket travel, marketing fees, legal fees, court costs, software portal costs and entertainment expenses. BMI shall obtain CLIENT's written approval prior to incurring any specific expenses. CLIENT shall prepay or reimburse

BMI upon presentation for any costs incurred by BMI for collection of fees or expenses hereunder, including but not limited to reasonable attorneys' fees and court costs.

9. **Tail Period.** The twenty-eight (28) months period immediately following the Term of this Agreement shall be referred to as the Tail Period. BMI shall be entitled to receive, and CLIENT shall be obligated to pay to BMI, all fees defined in this Agreement for any transaction(s) entered into by CLIENT during the Tail Period with: (a) any entity or person introduced directly or indirectly to CLIENT by BMI during the Term; or (b) any entity or person with whom BMI was working on behalf of CLIENT or at CLIENT's direction during the Term.

10. **Right of First Refusal.** Upon the Closing of any Financing, for a period of twenty eight (28) months from such Closing, CLIENT grants BMI the right of first refusal to act as lead managing underwriter and sole book runner and/or lead placement agent, or to choose the lead managing underwriter and sole book runner and/or lead placement agent and participate in a syndicate role, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such twenty eight (28) month period of CLIENT or any successor to or any subsidiary of CLIENT.

11. **Exclusions.** It is expressly understood and acknowledged that BMI's engagement hereunder does not constitute a commitment, express or implied, or undertaking on the part of BMI to provide any funding, Financing, purchase or placement of the securities and does not ensure the successful completion of any funding or Financing. Nothing in this Agreement nor the nature of BMI's services shall be deemed to create a fiduciary or agency relationship other than as specifically defined in this Agreement. In no event shall BMI be required by this Agreement to make decisions for CLIENT or to provide legal or accounting services or to opine on valuation and related matters. CLIENT confirms that it will rely on its own legal counsel, accountants, and other similar expert advisors for legal, accounting, tax and other similar advice. BMI shall discharge its obligations hereunder on a "commercially reasonable efforts" basis only. All final decisions with respect to acts of CLIENT or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by BMI hereunder, shall be those of CLIENT or such affiliates, and BMI shall under no circumstances be liable for any expense incurred or loss suffered by CLIENT as a consequence of such decisions.

12. **Information.** CLIENT represents and warrants to BMI that all information (a) made available to BMI, its agents or representatives, by CLIENT or (b) contained in any offering memorandum or related materials will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. CLIENT further represents and warrants to BMI that all such information will have been prepared by CLIENT in good faith and will be based upon assumptions which are reasonable. CLIENT acknowledges and agrees that, in rendering its services hereunder, BMI will be using and relying on such information (and information available from public sources and other sources deemed reliable by BMI) without independent verification thereof by BMI or independent appraisal by BMI of any of CLIENT's assets. BMI

does not assume responsibility for the accuracy or completeness of any information regarding CLIENT or any securities issued by CLIENT.

13. **Confidentiality.** Neither party shall issue any press release, statement, notice, document or other instrument referring to or mentioning the other without such other party's prior written consent, except as required by a court of competent jurisdiction and/or applicable laws. The parties further acknowledge that this Agreement and the terms hereof are confidential and will not be disclosed to anyone other than the officers, directors and employees of each such party on a "need to know" basis together with the accountants, advisers and legal counsel of each such party, or as required by law, subpoena or at the request of any regulatory agency. Each party may find it necessary to disclose certain technical or business information which the disclosing party ("Disclosing Party") desires the receiving party ("Receiving Party") to treat as confidential. Confidential information ("Confidential Information") means any information: (i) disclosed to a Receiving Party by the Disclosing Party, either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation announced and unannounced products, disclosed and undisclosed business plans and strategies, financial data and analysis, customer names and lists, customer data, funding sources and strategies, and strategies involving strategic business; and, (ii) which is conspicuously labeled and/or marked as being confidential or otherwise proprietary to the Disclosing Party. If information is disclosed orally, then in order to be considered as Confidential Information hereunder, the Disclosing Party shall, at the time of making such disclosure, state that the information is to be considered as confidential and within five (5) business days following such oral disclosure, confirm in writing the information disclosed together with a confidential label or legend.
The Receiving Party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Receiving Party shall take at least those measures that the Receiving Party takes to protect its own most highly confidential information, and, except as is expressly permitted in this Agreement, shall not use such Confidential Information for its benefit or for the benefit of any third party, regardless of whether there is no pecuniary benefit. The Receiving Party shall reproduce the Disclosing Party's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. The Receiving Party shall immediately notify the Disclosing Party in the event of any unauthorized use or disclosure of the Confidential Information.
The Receiving Party's obligations under this Agreement shall not apply to any information which: (a) is already known and in the possession of the Receiving Party prior to the date of disclosure; (b) is rightfully received from any third party without any obligation of confidence; (c) is or becomes publicly available through no fault of the Receiving Party; (d) is independently developed by the Receiving Party without knowledge or use of the Confidential Information of the Disclosing Party; (e) is released with prior written consent of the Disclosing Party; and/or, (f) as may be compelled under court order, by application of law, or pursuant to request by governmental agency having competent jurisdiction. All documents and other tangible objects containing or representing Confidential Information and all copies thereof in possession of the Receiving Party shall be and remain the property of the Disclosing Party and shall be promptly returned or destroyed by the Receiving Party upon request of the Disclosing

Party, provided that the Receiving Party may retain information necessary to satisfy its legal and compliance requirements.

14. **Indemnification.** CLIENT agrees to indemnify and hold harmless BMI, its affiliates, subsidiaries, and the officers, directors, agents, employees and controlling persons of such affiliates and subsidiaries (each, an "Indemnified Party") from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys' fees and disbursements), joint or several, to which BMI may become subject arising out of or relating in any way to this Agreement and BMI's services thereunder, provided, however, that CLIENT should not be liable for any such claims, liabilities, losses, damages, and expenses which a court of competent jurisdiction shall have found in a judgement final beyond possibility of appeal, resulted solely and directly out of the willful misconduct, or gross negligence of BMI, or BMI's violation of any material provision of this Agreement. CLIENT will not, without BMI's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not BMI is a party thereto) unless such settlement, compromise, consent or termination includes a release of BMI from any liabilities arising out of such action, claim, suit or proceeding. The foregoing indemnification is effective immediately in respect of all events occurring or omitted prior to or after the date hereof. The Indemnified Party will give prompt written notice to CLIENT of any claim for which it seeks indemnification hereunder, but the omission to so notify CLIENT will not relieve CLIENT from any liability which it may otherwise have hereunder except to the extent that CLIENT is damaged or prejudiced by such omission. CLIENT shall have the right to assume the defense of any claim, lawsuit, or action (collectively an "action") for which the Indemnified Party seeks indemnification hereunder, provided that CLIENT shall retain counsel reasonably satisfactory to the Indemnified Party. After notice from CLIENT to the Indemnified Party of its election to assume the defense thereof, and so long as CLIENT performs its obligations pursuant to such election, CLIENT will not be liable to the Indemnified Party for any legal or other court expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense unless otherwise agreed. The Indemnified Party shall not settle any claim without the prior written approval of CLIENT, which approval shall not be unreasonably withheld, so long as CLIENT is not in material breach of this provision and Agreement. CLIENT agrees to pay monthly, upon receipt of itemized statements therefor, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs.

15. **Disclaimers, Representations and Warranties, and Legal Counsel.** BMI makes no representation or warranty, either express or implied, with regard to: (a) the suitability of any transaction; (b) the success of any financing; (c) the successful listing of CLIENT's securities on any exchange; (d) the risk potential of any transaction; or (e) the ability of CLIENT to fulfill the conditions and requirements of the terms and conditions of any transaction or Financing. CLIENT represents and agrees that it has the ability to conduct its own due diligence, research

and evaluation of the integrity of any particular transaction. BMI's role as an advisor is solely limited to the services described in Section 1 and BMI is not and will not be acting as fiduciary to CLIENT. CLIENT has the right and the capability to conduct its own appraisal of, and investigation into, a proposed financing party, and its business, property, financial and other condition, and creditworthiness and/or such party's ability to, *inter alia*, complete the proposed Financing. CLIENT has had the opportunity to seek its own legal counsel and third-party advisor(s) in order to evaluate and review this Agreement and to assist CLIENT in determining whether to enter into this Agreement and shall have the same opportunity to consult with legal counsel and other advisors with respect to any financing.

16. **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of law principles. CLIENT and BMI expressly (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court in and for the Southern District of New York, (ii) waive any objection to the venue of any such suit, action or, proceeding, and (iii) irrevocably consent to the jurisdiction of the above courts in any such suit, action or proceeding. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING HEREUNDER. Each party hereto hereby consents to the service of any and all process, which may be served in any suit, action or proceeding arising out of or relating to this Agreement by means of personal delivery or courier service, addressed to it at its address provided herein and to the attention of any officer of such party, and such party hereby irrevocably waives any obligation it may now or hereafter have under New York law or under any law of any state of the United States or any other jurisdiction or otherwise to service of process in any other manner.

17. **Privity.** This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those who may be entitled thereto by virtue of the provisions of this paragraph and those persons and entities who are entitled to the benefits of the indemnity provisions thereof. This Agreement shall inure to the benefit of the parties hereto, their respective successors and assigns, and to the Indemnified Parties hereunder and their successors and representatives. This Agreement may not be assigned by any party to an unaffiliated party without the express written consent of the other party hereto.

18. **Severability.** If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review, that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid and unenforceable Term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable Term or provision.

19. **Counterparts.** This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. **Legal Effect.** The legal relationship of the parties created by this Agreement is one of independent contractors only and no master-servant, co or joint venturers, licensor-licensee, partnership or other such relationship is intended or shall be deemed or construed. BMI shall act as an independent contractor under this Agreement, and not in any other capacity including as a fiduciary, and any duties arising out of its engagement shall be owed solely to CLIENT.

21. **Amendment.** No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

22. **Waiver.** Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

23. **Notices**. All notices provided for by this Agreement shall be in writing addressed to the parties as follows:

    To BMI: at the address bellow
    BMI Capital International LLC
    [redacted]

    To CLIENT: at the address below
    Dr Ashleys Limited
    [redacted]

    All notices hereunder shall be transmitted by either personal or overnight courier delivery, or by certified mail. All notices shall be deemed given when received by the party to whom it is addressed. All requests or other communications provided for by this Agreement (except as set forth in the first sentence of this paragraph) may be by e-mail or facsimile transmission.

24. **Disclosure.** CLIENT acknowledges that all advice and analysis given by BMI in connection with its engagement hereunder is solely for the benefit and use of CLIENT in assisting it in connection with the Services. CLIENT agrees that no such advice or analysis shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public reference to BMI or to any analysis be made by or on behalf of CLIENT, in each case without BMI' prior written consent.

25. **No Third-Party Beneficiaries.** CLIENT acknowledges and agrees that BMI has been retained to act as its exclusive financial advisor pursuant to the terms hereof, and not as advisor to or agents of any other person, and that CLIENT's engagement of BMI hereunder is not intended to confer rights upon any person, not a party to this Agreement (including shareholders, employees or creditors of CLIENT) as against BMI, their parent companies, affiliates, respective directors, officers, employees, consultants or agents.

26. **Headings.** Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

27. **Announcements.** CLIENT acknowledges that BMI may, following the closing and settlement of any financing or transaction which results from the Services, and at its option and expense, place an announcement in any financial or other newspapers, periodicals and electronic media stating that BMI has acted as the exclusive financial advisor to CLIENT in connection with such closing. CLIENT agrees to include in any press release announcing a financing or transaction which results from the Services a reference to BMI's role as financial advisor to CLIENT with respect thereto.

28. **Survival.** The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any such promise or duty to perform is owed. Therefore, the parties agree that the provisions of paragraphs 7, 10, 11, 13, and 25, shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

29. **Entire Agreement.** This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understanding, and agreements between parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written Agreement signed by all parties.

If the foregoing correctly sets forth the understanding between CLIENT and BMI, please sign below where indicated and return the Agreement to BMI for counter-signature.

Very sincerely yours,

BMI Capital International LLC

By: [redacted]
Robert H. Trapp
Chief Executive Officer

AGREED AND ACCEPTED
this ____ day of February , 2024

Dr Ashleys Limited

By: [redacted]
Dr Kannan Vishwanatth - Managing Director

Wire Instructions

Beneficiary: [redacted]

Bank name:
Bank address:

Account number:
SWIFT code:
Routing number/ABA:

Annex “A”

to the Investment Banking Agreement

Annex A: Additional Task - Buy-Side Banker for Reverse Merger

This Annex A is made part of the Investment Banking Agreement (the “Agreement”) dated February 14, 2024, between BMI Capital International LLC (“BMI”) and Dr Ashleys Limited (“CLIENT”). The terms and conditions of the Agreement shall apply to this Annex A, except as expressly modified herein.

1. Additional Task: Buy-Side Banker for Reverse Merger

1.1 **Scope of Services**: BMI shall act as the buy-side banker for CLIENT to search and screen candidates for a reverse merger with a publicly traded company that fits best for Dr Ashleys Limited. BMI will use its commercially reasonable efforts to identify, evaluate, and recommend suitable candidates for the reverse merger.

1.2 **Candidate Screening**: BMI will conduct a thorough screening process to evaluate potential candidates based on their financial health, market position, regulatory compliance, and strategic fit with Dr Ashleys Limited. BMI will provide CLIENT with detailed reports and recommendations for each candidate.

1.3 **Due Diligence**: BMI will coordinate and manage the due diligence process for the selected candidates. This includes working with legal, accounting, and other professional service providers to ensure all necessary due diligence is completed accurately and on time.

1.4 **Negotiation and Structuring**: BMI will assist CLIENT in negotiating and structuring the terms of the reverse merger. This includes advising on the valuation, deal structure, and other key terms to ensure the best possible outcome for CLIENT.

1.5 **Post-Merger Integration**: BMI will provide strategic advice and support to CLIENT during the post-merger integration phase. This includes advising on corporate governance, operational integration, and ongoing regulatory compliance.

2. Fees for Additional Task

2.1 **Fee Structure**: The fee for the additional task of acting as a buy-side banker for the reverse merger will be mutually agreed upon by BMI and CLIENT. The terms of such fees shall be documented in a separate agreement or amendment to this Annex A.

2.2 **Payment Terms**: The payment terms for the additional task shall be as follows:

- A one-time payment of $26,000 upon the execution of this Annex A.
- A fee of 1% of the Enterprise Value (EV) of the merged company, to be paid half in cash and half in stocks. The number of shares to be issued to BMI will be calculated based on the final merger valuation.

3. No Impact on Original Agreement

3.1 **Preservation of Original Agreement**: This Annex A does not take away, cancel, or modify any terms, conditions, or provisions of the original Investment Banking Agreement dated February 14, 2024, between BMI and CLIENT. All terms, conditions, and provisions of the original Agreement shall remain in full force and effect, except as expressly modified by this Annex A.

4. Amendment and Waiver

4.1 **Amendment**: No amendment to this Annex A shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

4.2 **Waiver**: Any of the terms and conditions of this Annex A may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Annex A shall not operate as a waiver of this provision or of any other provision hereof.

5. Governing Law

This Annex A shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of law principles. CLIENT and BMI expressly agree that any legal suit, action, or proceeding arising out of or relating to this Annex A and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court in and for the Southern District of New York.

6. Counterparts

This Annex A may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

AGREED AND ACCEPTED
on this day, January 28, 2025

Dr Ashleys Limited

[redacted]

By: Dr Kanans Visvanats (Feb 3, 2025 19:16 GMT+2)
Dr Kannan Vishwanatth - Managing Director

BMI Capital International LLC

[redacted]

By: Robert Trapp (Feb 3, 2025 12:33 EST)
Robert H. Trapp - Chief Executive Officer

Signature:	[redacted] Dr Kanans Visvanats (Feb 3, 2025 19:16 GMT+2)	**Signature:**	[redacted] Robert Trapp (Feb 3, 2025 12:33 EST)
Email:	[redacted]	**Email:**	[redacted]
Title:	Managing Director	**Title:**	CEO

Annex "A"

to the Investment Banking Agreement

REVISION

Revised Fees

BMI Capital International LLC hereby agrees to waive the cash fee as stipulated in the original agreement. In lieu thereof, BMI Capital International LLC shall accept as compensation an amount equal to 1% of the total issued and outstanding shares of PUBCO.

AGREED AND ACCEPTED
on this day, August 28, 2025

Dr Ashleys Limited

By: [redacted]
Dr Kannan Vishwanatth - Managing Director

BMI Capital International LLC

By: [redacted]
Robert H. Trapp - Chief Executive Officer

August 28, 2025